EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV:

We consent to the use of our report dated June 26, 2009, except as to Note 36, which is as of November 30, 2009, with respect to the consolidated balance sheets of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, recognized income and expenses and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

November 30, 2009